Exhibit 99.2

Report on Financial Statement Schedule of Independent Registered Public Accounting Firm

To the Supervisory Board
Celanese AG:

The audit referred to in our report dated March 30, 2005, except as to Notes 4 (cash flow from discontinued operations) and 6 (acetate filament discontinued operations), which are as of March 31, 2006, and Note 6 (penthaerythritol discontinued operations), which is as of February 20, 2007 included the related consolidated financial statement schedule of Celanese AG and subsidiaries (“Predecessor”) for the period from January 1, 2004 to March 31, 2004, included in the annual report of Celanese Holding LLC on form 10-K. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audit. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Our report dated March 30, 2005, except as to Notes 4 (cash flows from discontinued operations) and 6 (acetate filament discontinued operations), which are as of March 31, 2006, and Note 6 (penthaerythritol discontinued operations), which is as of February 20, 2007 contains explanatory paragraph that state that Celanese AG and subsidiaries changed from using the last-in, first-out or LIFO method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method as discussed in Note 4 to the consolidated financial statements.

/s/  KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany
February 21, 2007